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                                                                    Exhibit 99.1

Conolog Reports Results for Fiscal Quarter Ended April 30, 2005
Wednesday May 25, 8:00 am ET
-- Revenues Up 16% Over Prior Year; Achieves Breakeven in the Quarter --


SOMERVILLE, N.J., May 25 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq:
CNLG - News) an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today its financial results for the three months ended April 30, 2005.

The Company reported total revenues of $464,728 for the fiscal quarter ended April 30, 2005, an increase of $64,525 or 16% as compared to revenues of $400,203 reported for the fiscal quarter ended April 30, 2004. The Company attributes this increase to the continued demand for its Series PTR-1500/PDR-2000 high-speed communications system and an increase in military orders.

The Company reported a decrease in selling, general and administrative expense of $157,289 or a decrease of 29.6% from $531,236 for the fiscal quarter ended April 30, 2004. The Company attributes this decrease to lower administrative costs including insurance, professional fees and outsourcing of research and development projects.

As a result of the foregoing, the Company reported a breakeven for the quarter ended April 30, 2005, as compared to a loss from operations of $501,103 or $0.39 per share for the three-month period ended April 30, 2004.

Chairman of Conolog Robert Benou stated, "We are gratified with the results for the quarter ended April 30. During the quarter, we announced a number of orders from U.S. and Canadian utilities for field trials, as well as additional U.S. military contracts for various communication equipment with accelerated deliveries. We are bidding on four new North American utility proposals for PDR/PTR equipment. This process normally takes nine to 12 months to finalize, and could positively impact our sales in the next fiscal year."

Benou added, "We would like to report that we are being considered by three international firms as a supplier for protection equipment for the reconstruction of power grids in Afghanistan. As we continue to grow sales of the PTR 1500/2000, we are considering complementary acquisitions that can be vertically integrated into the Company."

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures






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electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company will become a protection provider to additional utilities as a result of field trials.




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Source: Conolog Corporation